Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

EAS Educação S.A.

We consent to the use of our report dated May 30, 2018, with respect to the consolidated statement of financial position of EAS Educação S.A. as of December 31, 2016 and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2016, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes

Fortaleza, Brazil

August 24, 2018